Tianli Agritech Announces Working Capital Loan From Shanghai Pudong Development Bank for $3.1million

Funds Earmarked for Launch of “Enshi Black Hog” Project

WUHAN CITY, CHINA—June 13, 2011 - Tianli Agritech, Inc. (NASDAQ: OINK) ("Tianli" or the “Company"), a leading producer of breeder hogs and market hogs based in Wuhan City, China, announced today that the Company received a working capital loan of $3.1 million (RMB 20,000,000) from Shanghai Pudong Development Bank (“SPDB”), Wuhan Branch, one of the leading commercial banks in China. Under the terms of the agreement, SPDB will provide funds to the Company at an initial interest rate of approximately 8.2% per annum. The financing will be used to support Tianli’s launch of its recently announced Black Hogs Project.

The Company entered into an exclusive cooperation agreement with the government of Enshi Autonomous Prefecture, Hubei Province, China (“Enshi”) on May 4, 2011. Black Hog is an ancient species native to China prized for the texture and flavor of its meat.  In the current market, the average retail price of Black Hog meat is over 50% higher than the price for standard hog meat. Tianli will provide its Black Hog products directly to consumers through the 30-plus AnPuluo retail locations in Greater Wuhan region it operates through a marketing agreement with AnPuluo.

Ms. Hanying Li, the Chairwoman and CEO of Tianli stated, “Our Black Hog Project in one of the most exciting developments for us this year and we anticipate it being a major contributor to our revenues in the future.  The entire project has strong commitment by agricultural institutes, local farmers and local banks.”

About Tianli Agritech, Inc.

Tianli Agritech, Inc. is in the business of breeding, raising and selling hogs in the People's Republic of China. The Company is focused on growing healthy hogs for sale for breeding and meat purposes. The Company conducts genetic, breeding and nutrition research to steadily improve its production capabilities. For more information about the Company, please visit http://www.tianli-china.com.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the Company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Contacts:
Tianli Agritech, Inc.
Mr. Lei Wang
Vice President, Director of IR and PR
Phone: 86-186-3907-7131
Email: wanglei@tianli-china.com
Web: http://www.tianli-china.com

Tianli Agritech, Inc.
Mr. Kuni Qiao
Executive Assistant
Phone: 86-151-0113-7061
Email: executiveassistant01@tianli-china.com
Web: http://www.tianli-china.com

Ms. Zoe Guo
US Representative
Phone: (818)-640-5616
Email: zoe@tianli-usa.com
Web: http://www.tianli-china.com

Investor Relations
John Mattio, SVP
HC International, Inc.
Phone: (212) 730-7130
Email: john.mattio@hcinternational.net
Web: http://www.hcinternational.net